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                                                                    EXHIBIT 99.1

NEWS RELEASE DATED DECEMBER 9, 1999




Contact:                                                            FOR RELEASE
Richard E. Moran Jr.                                           December 9, 1999
Executive Vice President
and Chief Financial Officer
(310) 563-5533

or

Tyler H. Rose
Senior Vice President
and Treasurer
(310) 563-5531


                      KILROY REALTY CORPORATION ANNOUNCES
                     THREE MILLION SHARE REPURCHASE PROGRAM


     LOS ANGELES, December 9, 1999 - Kilroy Realty Corporation (NYSE: KRC) announced today that its Board of Directors has approved a share repurchase program of up to an aggregate of three million of the company's shares of common stock.

     The potential repurchase equates to up to approximately 11% of the company's outstanding shares of common stock. Purchases may be made from time to time in open market transactions at prevailing prices or through privately negotiated transactions and may be discontinued at any time. The company intends to fund this program through the proceeds of its $39 million perpetual preferred unit offering that was completed on December 9, 1999 and a targeted disposition program of non-strategic and mature industrial properties.

     Kilroy Realty Corporation is a Southern California-based real estate investment trust active in the commercial office and industrial property sectors. The company has a 50-year history of owning, developing, acquiring and managing real estate assets in the coastal regions of California and Washington. Principal submarkets for the company's current development projects include Los Angeles, San Diego, Long Beach and Orange County, where the company's total development program exceeds $480 million. At September 30, 1999, the company owned

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6.2 million square feet of commercial office space and 6.4 million square feet of industrial space. More information on Kilroy Realty can be found at www.kilroyrealty.com.
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